Exhibit (k)(3)

SEED STAGE EXPENSE REIMBURSEMENT AGREEMENT

This Seed Stage Expense Reimbursement Agreement (this “Agreement”) is entered into as of October 2, 2026 (the “Effective Date”), by and between Powerlaw Fund II, a newly-formed Delaware statutory trust (“Fund II”), and Powerlaw Fund Adviser, LLC, the proposed investment adviser to Fund II (the “Adviser”).

WHEREAS, the Adviser has agreed to bear certain legal, accounting and other expenses (the “Applicable Expenses”) pertaining to (i) the registration of Fund II as a closed-end management investment company (such registration process, the “1940 Act Registration”) under the Investment Company Act of 1940, as amended (the “1940 Act”), (ii) the proposed registration under the Securities Act of 1933, as amended, of the resale of certain common shares of beneficial interest of Fund II (such registration, the “Securities Act Registration”) to be issued in connection with a potential merger, acquisition of assets or similar business combination involving Fund II (the “Proposed Acquisition”), and (iii) a direct listing of the common shares of beneficial interest of Fund II on a national securities exchange in connection with the completion of the Proposed Acquisition (the “Direct Listing”), together with such other expenses as may be incurred in connection with or reasonably relating to consummation of any of the foregoing;

WHEREAS, Fund II only intends to consummate the Proposed Acquisition if (i) the proposed Direct Listing has been approved by the relevant national securities exchange on which Fund II’s common shares of beneficial interest are expected to trade (such approval, the “Exchange Approval”) or (ii) the parties reasonably expect that the Exchange Approval will be obtained; and

WHEREAS, the parties desire to set forth their agreement regarding the payment and potential reimbursement of the Applicable Expenses.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Payment of Applicable Expenses. The Adviser hereby agrees to bear, or cause one or more of its affiliates to bear, on behalf of Fund II all of the Applicable Expenses pertaining to the 1940 Act Registration, the Securities Act Registration and the Direct Listing, together with such other expenses as may be incurred in connection with or reasonably relating to consummation of any of the foregoing, upon the terms and subject to the conditions set forth in this Agreement.

2. Reimbursement. Upon consummation of the Proposed Acquisition, and provided that the Exchange Approval has been obtained or the parties reasonably expect that the Exchange Approval will be obtained, Fund II hereby agrees to reimburse the Adviser and/or its affiliates, as applicable, for the full amount of the Applicable Expenses paid or otherwise borne by the Adviser or any of its affiliates, less any portion thereof that the Adviser may elect to waive by written notice to Fund II; provided, however, that Fund II shall have no obligation to reimburse the Adviser for any portion of the Applicable Expenses unless and until consummation of the Proposed Acquisition.

3. Requirement for Direct Listing. The parties hereto mutually agree that the Proposed Acquisition shall not be consummated unless and until the Exchange Approval has been obtained or the parties reasonably expect that the Exchange Approval will be obtained.

4. Expiration of Reimbursement Obligation. If the Proposed Acquisition has not been consummated on or prior to the third (3rd) anniversary of the Effective Date, or such earlier date as the parties may subsequently agree in writing, Fund II’s obligation to reimburse the Adviser pursuant to Section 2 shall automatically cease, and the Adviser shall no longer be entitled to reimbursement of any portion of the Applicable Expenses.

5. Miscellaneous

(a)       The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)       This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)       This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction. For so long as Fund II is registered as a closed-end management investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York or any provision herein conflicts with any applicable provision of the 1940 Act, the applicable provision of the 1940 Act shall control. Further, nothing in this Agreement shall be deemed to require Fund II to take any action contrary to its organizational documents, as amended or restated from time to time, or to relieve or deprive Fund II’s board of trustees of its responsibility for and control of the conduct of Fund II’s affairs.

(d)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)       This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties in any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Powerlaw Fund Adviser, LLC		Powerlaw Fund II

By:	/s/ Peter Smith	By:	/s/ Peter Smith
Name:	Peter Smith	Name:	Peter Smith
Title:	Managing Director	Title:	President

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